Filed pursuant to Rule 424(b)(5)

Registration No. 333-248473

PROSPECTUS SUPPLEMENT

(To prospectus dated September 3, 2020)

TRxADE HEALTH, INC.

Common Stock

This prospectus supplement amends, supplements, and supersedes our equity distribution agreement prospectus supplement dated August 6, 2021, relating to an equity distribution agreement (the “Equity Distribution Agreement”) with EF Hutton, division of Benchmark Investments, LLC (the “Agent”), in an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act of 1933. The Equity Distribution Agreement provided for the offer and sell, from time to time, of up to $9,000,000 in the aggregate of our common stock, par value $0.00001 per share through the Agent. As of the date of this prospectus supplement, we have terminated the Equity Distribution Agreement and the offer and sale of shares in at-the-market offerings under the equity distribution agreement prospectus supplement.

As of the date of this prospectus supplement, we have sold no shares of our common stock under the Equity Distribution Agreement.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 6, 2021.